                                     FILED BY:  AMERICAN CENTURY MUNICIPAL TRUST
                                                  PURSUANT TO RULE 425 UNDER THE
                                              SECURITIES ACT OF 1933, AS AMENDED

                              SUBJECT COMPANY:  AMERICAN CENTURY MUNICIPAL TRUST
                                       SEC REGISTRATION STATEMENT NO. 333-140914

                          AMERICAN CENTURY INVESTMENTS
                                4500 MAIN STREET
                           KANSAS CITY, MISSOURI 64111

March 6, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

RE:  American Century Municipal Trust (the "Registrant")
         1933 Act File No. 333-140914

Ladies and Gentlemen:

     We are filing  this notice to correct our  inadvertent  filing  pursuant to
Rule 425 under the  Securities  Act of 1933,  as amended,  submitted on March 5,
2007 with accession  number  0000746458-07-000015.  The filing was submitted in error and should be disregarded.

     Should you have any  questions or concerns  regarding  this filing,  please contact the undersigned at (816) 340-3224.

Sincerely,

/s/ Christine J. Crossley
----------------------------------------
Christine J. Crossley
Corporate Counsel